Exhibit 99.1

Press contact: Trinseo Donna St.Germain Tel: +1-610-240-3307 Email:stgermain@trinseo.com	Press contact, Europe/Asia: Porter Novelli Sylva De Craecker Tel : + 32 478 27 93 62 sylva.de.craecker@porternovelli.be	Investor Contact: Trinseo David Stasse Tel : +1 610-240-3207 Email: dstasse@trinseo.com

Misheff Elected to Trinseo Board of Directors

BERWYN, Pa – February 23, 2015 – Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex and rubber formerly known as Styron, today announced Donald T. Misheff has been elected to its Board of Directors, effective February 19, 2015. He also joined the Audit Committee and the Environmental, Health, Safety and Public Policy Committee of the board. With these changes, Trinseo has a fully independent three person Audit Committee.

Misheff is the former Northeast Ohio Managing Partner at the public accounting firm Ernst & Young LLP, where he advised companies on financial and corporate governance issues. He began his career with Ernst & Young in 1978 as part of the audit staff and later joined the tax practice, specializing in accounting/financial reporting for income taxes, purchase accounting and mergers and acquisitions. Misheff retired from Ernst & Young in 2011.

“Don’s tremendous experience in finance and corporate governance will be a valuable addition to our board of directors,” said Chris Pappas, president and CEO of Trinseo. “He has more than 30 years of experience advising a wide range of public companies and boards.”

Misheff serves on the board of directors for Aleris Corporation, First Energy and TimkenSteel Corporation. He has also served on numerous non-profit boards over his career including the Tri-C Community College Foundation, Ashland University, The United Way of Cleveland, and The Akron Regional Development Board.

Misheff holds a Bachelor of Science degree in accounting from the University of Akron. He is a Certified Public Accountant, and a member of the Ohio Society of CPAs and the American Institute of CPAs.

About Trinseo

Trinseo (NYSE: TSE) is a global materials company and manufacturer of plastics, latex and rubber. Trinseo’s technology is used by customers in industries such as home appliances, automotive, building & construction, carpet, consumer electronics, consumer goods, electrical & lighting, medical, packaging, paper & paperboard, rubber goods and tires. Formerly known as Styron, Trinseo completed its renaming process in the first quarter of 2015.

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